Exhibit 99.1

NEOGENOMICS, INC

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Announces Preliminary Quarter 3 Results,

Financial Impacts of Hurricanes and Summary Quarter 4 Guidance

Fort Myers, FL – October 12, 2017 – NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today that it expects to report Quarter 3 revenue of approximately $63.1 million and Adjusted EBITDA(1) of approximately $6.0 million.

Clinical genetic test volume is expected to be approximately 162,500 tests, an increase of over 16% versus last year, and average-revenue-per-clinical-genetic test (“Revenue per Test”) is expected to be approximately $343, an 11% decrease from last year.  Average-cost-of-goods-sold per test (“Cost per Test”) is expected to be approximately $181, an 11% improvement from last year, and consolidated gross profit margin is expected to be 45.7%, an increase of 70 basis points versus last year.

NeoGenomics estimates that Hurricanes Harvey and Irma depressed revenue by approximately $1.0 million in Quarter 3.  The Company also expects to record a one-time, $1.3 million revenue adjustment to reflect a change in the process for estimating revenue for unbilled tests at quarter end.  In addition, as a result of the divestiture of PathLogic, third quarter revenue will be approximately $1.3 million less than in Quarter 2.

The Company believes the impact to Adjusted EBITDA from hurricanes was approximately $1.2 million as a result of the lost revenue and overtime charges incurred to process re-routed specimens in laboratory facilities not affected by the storms.  Adjusted EBITDA will also be impacted by the one-time, $1.3 million change in unbilled revenue estimate and by higher bad debt expense, partially offset by an increase resulting from the divestiture of PathLogic.

Douglas VanOort, the Company Chairman and CEO, commented, “The Company’s growth momentum and cost containment programs are strong.  Despite the impact of two hurricanes, our Clinical Services Division test volume grew by over 16%, and our Pharma Services Division grew revenue by 38% to a record $6.9 million.  Although Adjusted EBITDA will be lower than we expected in Quarter 3, we are driving significant reductions in Cost per Test, and are confident we can improve profit margins in future quarters.”

Preliminary Fourth Quarter 2017 Financial Outlook:

The Company also announced preliminary guidance for the fourth quarter 2017 today that takes into consideration the divestiture of PathLogic.  Based on current trends in operations, the Company expects consolidated revenue of $65 - $67 million and Adjusted EBITDA(1) of $9 – 10 million in the fourth quarter.  The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan.  Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

_____________________

(l)

“Adjusted EBITDA” is a non-GAAP financial measure and is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash, stock-based compensation expense, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.  The basis for making these adjustments to GAAP income from continuing operations is explained in the Company’s Quarter 2, 2017 Earnings Release, dated July 25, 2017 in section entitled, Basis for Non-GAAP Adjustments.  The Company will include a table reconciling Quarter 3 Adjusted EBITDA and Quarter 4 preliminary guidance to income from Continuing Operations as part of its Quarter 3 Earnings Release, which is scheduled for October 25, 2017

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

Director of Investor Relations

(239) 325-2001

sjones@neogenomics.com

2